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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                              Preview Travel, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  74137R 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

            [ ] Rule 13d-1(b)

            [ ] Rule 13d-1(c)

            [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 2 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      General Electric Capital Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            480,555

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             480,555

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      480,555
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.                                               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 3 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      General Electric Capital Services, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.                                               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable (see 9 above).

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 4 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      General Electric Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by General Electric Company.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.                                               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable (see 9 above).

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 5 OF 17 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NBC Multimedia, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            8,591

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             8,591

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      8,591
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.                                               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 6 OF 17 PAGES
-----------------------                                  ---------------------

 ------------------------------------------------------------------------------
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Broadcasting Company, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Disclaimed (see 9 below).

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable.
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Disclaimed (see 9 below).

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Beneficial ownership of all shares is disclaimed by National Broadcasting Company, Inc.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not applicable.                                               [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable (see 9 above).

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 7 OF 17 PAGES
-----------------------                                  ---------------------

Item 1(a) Name of Issuer:

          Preview Travel, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          747 Front Street
          San Francisco, California 94111

Item 2(a) Name of Person Filing:

          General Electric Capital Corporation ("GE Capital")
          General Electric Capital Services, Inc. ("GECS")
          General Electric Company ("GE")
          NBC Multimedia, Inc. ("NBC Multimedia")
          National Broadcasting Company, Inc. ("NBC")

          GE Capital is a wholly-owned subsidiary of GECS, which is a wholly-owned subsidiary of GE. NBC Multimedia, Inc. is a wholly-owned subsidiary of National Broadcasting Company, Inc., which is a wholly-owned subsidiary of National Broadcasting Company Holding, Inc., which is a wholly-owned subsidiary of GE.

Item 2(b) Address of Principal Business Office or, if none, Residence:

          GE Capital:      260 Long Ridge Road, Stamford, CT
          GECS:            260 Long Ridge Road, Stamford, CT
          GE:              3135 Easton Turnpike, Fairfield, CT
          NBC Multimedia:  30 Rockefeller Plaza, New York, NY
          NBC:             30 Rockefeller Plaza, New York, NY

Item 2(c) Citizenship:

          GE Capital:      New York
          GECS:            Delaware
          GE:              New York
          NBC Multimedia:  Delaware
          NBC:             Delaware

Item 2(d) Title of Class of Securities:

          Common Stock, par value $.001 per share.

Item 2(e) CUSIP Number:

          74137R 10 1

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

          Not applicable

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 8 OF 17 PAGES
-----------------------                                  ---------------------

Item 4    Ownership:

          (a)-(c) The response of GE Capital, GECS, GE, NBC Multimedia and NBC to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

          Each of GECS, GE and NBC hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital and NBC Multimedia. GE Capital hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by NBC Multimedia. NBC Multimedia disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital. In addition, National Broadcasting Company Holding, Inc., the intermediate parent of NBC, disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Capital and NBC Multimedia.

Item 5    Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          Not applicable.

Item 9    Notice of Dissolution of Group:

          Not applicable.

Item 10   Certification

          Not applicable.

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 9 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 8, 1999


                    GENERAL ELECTRIC CAPITAL CORPORATION



                    By: /s/ MICHAEL E. PRALLE
                        -------------------------------------
                       Name: Michael E. Pralle
                       Title:   Vice President

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 10 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

             Date: February 8, 1999


                    GENERAL ELECTRIC CAPITAL SERVICES, INC.



                    By: /s/ MICHAEL E. PRALLE
                        --------------------------------------
                       Name: Michael E. Pralle
                       Title:   Attorney-in-fact

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 11 OF 17 PAGES
-----------------------                                  ---------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 8, 1999


                    GENERAL ELECTRIC COMPANY



                    By: /s/ MICHAEL E. PRALLE
                        -------------------------------------
                       Name: Michael E. Pralle
                       Title:   Vice President

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 12 OF 17 PAGES
-----------------------                                  ---------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 8, 1999


                    NBC MULTIMEDIA, INC.



                    By: /s/ MARTIN YUDKOWITZ
                        ------------------------------------
                       Name: Martin Yudkowitz
                       Title:   President

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 13 OF 17 PAGES
-----------------------                                  ---------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 8, 1999


                    NATIONAL BROADCASTING COMPANY, INC.



                    By: /s/ RICHARD COTTON
                        --------------------------------------
                       Name: Richard Cotton
                       Title:   Executive Vice President

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 14 OF 17 PAGES
-----------------------                                  ---------------------

                                  EXHIBIT LIST

 EXHIBIT NO.                      TITLE                    PAGE NO.
--------------   ---------------------------------------   --------
     A           Joint Filing Agreement dated February 8,     15
                 1999 among GE Capital, GECS, GE, NBC
                 Multimedia and NBC

     B           Power of Attorney of General Electric        16
                 Company, dated as of April 30, 1998,
                 naming, among others, Michael E.
                 Pralle as attorney-in-fact.

     C           Power of Attorney of General Electric        17
                 Capital Services, Inc., dated as of
                 April 30, 1998, naming, among others,
                 Michael E. Pralle as attorney-in-fact.

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 15 OF 17 PAGES
-----------------------                                  ---------------------

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

          This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by General Electric Capital Corporation with respect to the Common Stock of Preview Travel, Inc. Further, each of the undersigned agrees that General Electric Capital Corporation, by any of its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this
Schedule 13G or any statements on Schedule 13G relating to Preview Travel, Inc. which may be necessary or appropriate from time to time.

Date: February 8, 1999

                    GENERAL ELECTRIC CAPITAL CORPORATION


                    By: /s/ MICHAEL E. PRALLE
                        ----------------------------------------
                        Name: Michael E. Pralle
                        Title:   Vice President


                    GENERAL ELECTRIC CAPITAL SERVICES, INC.


                    By: /s/ MICHAEL E. PRALLE
                        ----------------------------------------
                        Name: Michael E. Pralle
                        Title:   Attorney-in-fact


                    GENERAL ELECTRIC COMPANY


                    By: /s/ MICHAEL E. PRALLE
                        ----------------------------------------
                        Name: Michael E. Pralle
                        Title:   Attorney-in-fact


                    NBC MULTIMEDIA, INC.


                    By: /s/ MARTIN YUDKOWITZ
                        -----------------------------------
                        Name: Martin Yudkowitz
                        Title:   President


                    NATIONAL BROADCASTING COMPANY, INC.


                    By: /s/ RICHARD COTTON
                        --------------------------------------
                        Name: Richard Cotton
                        Title:   Executive Vice President

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 16 OF 17 PAGES
-----------------------                                  ---------------------

                                                                       EXHIBIT B

                               POWER OF ATTORNEY

          The undersigned, General Electric Company, a New York corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

              Name of Attorney:   Joan C. Amble
                                  Nancy E. Barton
                                  Jeffrey S. Warner
                                  Michael A. Gandino
                                  J. Gordon Smith
                                  Michael E. Pralle
                                  Paul J. Licursi

              Each Attorney shall have the power and authority to do the following:

              To executed and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by General Electric Capital Services, Inc., General Electric Capital Corporation or any of their subsidiaries.

          And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

          Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

          Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

          IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                              General Electric Company

                              By: /s/ Philip D. Ameen
                                  Philip D. Ameen, Vice President

          (Corporate Seal)

Attest:
/s/ Robert E. Healing
Robert E. Healing, Attesting Secretary

-----------------------                                  ---------------------
  CUSIP NO.  74137R 10 1            13G                    PAGE 17 OF 17 PAGES
-----------------------                                  ---------------------


                                                                       EXHIBIT C

                               POWER OF ATTORNEY

          The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

              Name of Attorney:   Michael A. Gaudino
                                  J. Gordon Smith
                                  Michael E. Pralle
                                  Paul J. Licursi

              Each Attorney shall have the power and authority to do the following:

              To executed and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

          And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

          Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

          Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2000.

          IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 30th day of April, 1998.

                              General Electric Capital Services, Inc.

                              By: /s/ Nancy E. Barton
                                  Nancy E. Barton, Senior Vice President

          (Corporate Seal)

Attest:
/s/ Brian T. McAnaney
Brian T. McAnaney, Assistant Secretary